EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the On Track Innovations Ltd. 2001 Share Option Plan, 2001 Employee Purchase Plan and 1995 Share Option Plan of On Track Innovations Ltd. and related Reoffer Prospectus of On Track Innovations Ltd. for the registration of 4,569,568 of its ordinary shares and to the incorporation by reference therein of our report dated March 28, 2003 with respect to the consolidated financial statements of On Track Innovations Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

June 13, 2004 Tel-Aviv, Israel	Luboshitz Kasierer An affiliate member of Ernst & Young International